Exhibit 15.7

POWER OF ATTORNEY

We, the undersigned, under the authority granted to each of us to sign jointly on behalf of Alcon Inc., with its principal place of business located at Rue Louis-d’Affry 6, 1701 Fribourg, Switzerland (the “Company”), hereby grant powers to David Endicott, David Murray and Royce Bedward and constitute and appoint each of them as our true and lawful attorney and representative and to act on our behalf and to jointly (with each other or with any other authorized representative of the Company) sign and file the Company’s Registration Statement on Form 20-F related to its separation from Novartis AG, and any and all amendments and supplements related thereto (including any post-effective amendments), with all exhibits thereto, and any other documents in connection therewith, with the U.S. Securities and Exchange Commission, and to do and perform each and every act and thing requisite or necessary to be done in connection therewith.

This Power of Attorney does not include the right of substitution.

The authority granted by this Power of Attorney shall come into effect on 2 November 2018 and shall expire on 30 June 2019.

This Power of Attorney is governed by the law of Switzerland.

IN WITNESS WHEREOF, this Power of Attorney is duly signed on 15.10.18.

Alcon Inc.

By:	/s/ Harry Kirsch
Name:	Harry Kirsch
Title:	Chairman of the Board of Directors

By:	/s/ Shannon Klinger
Name:	Shannon Klinger
Title:	Member of the Board of Directors